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                                                                 EXHIBIT 99.d(1)

                                   COUNTRY INVESTORS LIFE ASSURANCE COMPANY
                                   1701N Towanda Avenue, PO Box 2000
                                   Bloomington, IL 61702-2000
                                   Phone (309) 821-3000


                                FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

               Policy Number

                     Insured

            Specified Amount

                                This policy is written to be easily understood. The words "We", "Us", "Our" and "Company" refer to COUNTRY Investors Life Assurance Company. We may use "You" or "Your" in reference to the Owner of this policy.

                                When the Insured dies, We will pay the death benefit to the Beneficiary when We receive due proof that the death of the Insured occurred while this policy was in full force. We will pay You the Net Cash Surrender Value upon a request for full cash surrender. Either payment and any other policy benefit is subject to the terms of this policy which are contained on this and the following pages. This policy terminates upon surrender or the death of the Insured.

                                For service or information on this policy, contact Our agent, agency office or Our Variable Product Service Center [PO Box 9239, Des Moines, Iowa 50306-9239, phone 888-349-4658, fax
                                515-226-6870].

                                NOTICE OF RIGHT TO EXAMINE THIS POLICY
                                IF YOU DECIDE NOT TO KEEP THIS POLICY, YOU MAY RETURN IT WITHIN 30 DAYS AFTER YOU RECEIVE IT. YOU MAY RETURN IT BY DELIVERING OR MAILING IT TO OUR VARIABLE PRODUCT SERVICE CENTER OR TO THE AGENT WHO SOLD THE POLICY. WITHIN SEVEN DAYS AFTER WE RECEIVE NOTICE OF CANCELLATION AND THE RETURNED POLICY, WE WILL REFUND AN AMOUNT EQUAL TO THE GREATER OF THE PREMIUMS PAID OR THE SUM
                                OF:

                                    1.  THE ACCUMULATED VALUE OF THE POLICY ON
                                        THE DATE THE POLICY IS RECEIVED AT OUR
                                        VARIABLE PRODUCT SERVICE CENTER;
                                    2.  ANY PREMIUM EXPENSE CHARGES WHICH WERE
                                        DEDUCTED FROM PREMIUMS;
                                    3.  MONTHLY DEDUCTIONS MADE ON THE POLICY
                                        DATE AND ANY MONTHLY DEDUCTION DAY; AND
                                    4.  AMOUNTS EQUAL TO DAILY CHARGES AGAINST
                                        THE VARIABLE ACCOUNT.

                                Signed for COUNTRY Investors Life Assurance
                                Company at its Home Office in Bloomington,
                                Illinois.

                                   /s/ Paul M. Harmon        /s/ [ILLEGIBLE]
                                       Secretary                President

                                Death benefit is payable on the death of the Insured.
                                Flexible premiums are payable as provided by policy provisions until the Insured's death or Age 100, if earlier.
                                Policy is non-participating.
                                THE AMOUNT OF THE DEATH BENEFIT OR THE DURATION OF THE DEATH BENEFIT MAY VARY UNDER THE CONDITIONS DESCRIBED IN THE DEATH BENEFIT PROVISIONS.
                                THE ACCUMULATED VALUE IN THE VARIABLE ACCOUNT IS BASED ON THE INVESTMENT EXPERIENCE OF THAT ACCOUNT AND MAY INCREASE OR DECREASE DAILY. IT IS NOT GUARANTEED AS TO DOLLAR AMOUNT.
                                THE VARIABLE FEATURES OF THIS POLICY ARE
                                DESCRIBED IN SECTIONS IV AND V.

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                                 POLICY CONTENTS

                                                                                  PAGE NO.
Introduction to Policy                                                             Cover
Policy Schedule                                                                      1
Table of Maximum Insurance Rates                                                     2
SECTION I - DEFINITIONS                                                              3
SECTION II - GENERAL PROVISIONS
   This Policy is a Contract                                                         5
   Change or Waiver of Terms                                                         5
   Representations and Contestability                                                5
   Suicide                                                                           5
   Misstatement of Age or Sex                                                        5
   Premiums                                                                          6
   Allocation of Premium                                                             7
   Termination                                                                       7
   Reinstatement                                                                     7
   Assignment                                                                        8
   Settlement                                                                        8
   Indebtedness                                                                      8
   Owner, Insured and Beneficiary                                                    8
   Annual Report                                                                     8
   Non-Participation                                                                 9
SECTION III - INSURANCE COVERAGE PROVISIONS
   Death Benefit                                                                     9
   Change in Type of Insurance Coverage                                              9
   Changes in Insurance Coverage                                                     10
   Life Insurance Qualification                                                      10
SECTION IV - VARIABLE ACCOUNT
   Variable Account                                                                  10
   Subaccounts                                                                       11
   Fund Investment Options                                                           11
   Transfers                                                                         11
   Special Transfer Privilege                                                        12
   Excessive Trading Limits                                                          12
SECTION V - VARIABLE ACCUMULATED VALUE AND CASH SURRENDER VALUE
   Variable Accumulated Value                                                        13
   Subaccount Units                                                                  13
   Unit Value                                                                        14
   Declared Interest Option Accumulated Value                                        14
   Declared Interest Option Interest                                                 15
   How We Calculate a Monthly Deduction                                              15
   How We Calculate The Cost of Insurance                                            15
   Cost of Insurance Benefits Provided by Supplement Agreements                      16
   Cost of Insurance Rate                                                            16
   Cash Surrender Value                                                              17
   Insufficient Cash Surrender Value                                                 17
   We Can Delay Payment                                                              17
   Continuation of Insurance Upon Discontinuation of Premium Payments                18
   Basis of Computation of Policy Values                                             18
SECTION VI - POLICY LOANS
   Policy Loans                                                                      18
   Loan Interest                                                                     19
   Loan Allocation                                                                   19
   How You Repay a Loan                                                              19
SECTION VII - SETTLEMENT OPTIONS
   Option 1 - Interest Payment Option                                                20
   Option 2 - Fixed Time Payment Option                                              20
   Option 3 - Lifetime Payment Option                                                20
   Option 4 - Fixed Amount Payment Option                                            22
   Option 5 - Joint Lifetime Payment Option                                          22
SECTION VIII- SPENDTHRIFT                                                            23

A copy of the Application for this policy and any Supplemental Agreements and Endorsements follow page 23.

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                                                   SECTION I
                                                  DEFINITIONS

           ACCUMULATED VALUE    The accumulated value is the sum of the Policy's
                                Accumulated Value in each Subaccount and the Declared Interest Option.

                         AGE Age, as used in this policy to determine rates and benefits, means age on the last birthday.

                ATTAINED AGE    Your Age at issue plus the number of Policy
                                Years since the Policy Date.

                BUSINESS DAY    Each day that the New York Stock Exchange is
                                open for trading. Assets are valued at the close of Business Day.

        CASH SURRENDER VALUE    The Cash Surrender Value is equal to:

                                1.  the Accumulated Value; minus
                                2.  the Surrender Charge.

    DECLARED INTEREST OPTION    An option in which the Accumulated Value accrues
                                interest at a rate declared by the Company. The declared rate will never be less than the guaranteed minimum rate. The Declared Interest
                                Option is supported by the General Account.

    DECLARED INTEREST OPTION    On the Policy Date, the declared interest option
           ACCUMULATED VAULE    accumulated value is the Net Premium credited to
                                the Declared Interest Option as of that date minus the Monthly Deduction applicable to the Declared Interest Option for the first policy month. After the Policy Date, the Declared
                                Interest Option Accumulated Value is calculated as described in the Declared Interest Option
                                Accumulated Value provision, Section V.

          DUE PROOF OF DEATH    Proof of death satisfactory to Us. Such proof
                                may consist of a certified copy of the death record, a certified copy of a court decree reciting a finding of death, or any other proof satisfactory to Us.

                        FUND An investment company registered with the SEC under the Investment Company Act of 1940 as an open-end diversified management investment company or unit investment trust in which the Account invests.

             GENERAL ACCOUNT    All Our assets other than those allocated to the
                                Variable Account or any other separate account.
                                We have complete ownership and control of the assets of the General Account.

           INVESTMENT OPTION    A Fund or a separate investment portfolio of a
                                Fund in which a Subaccount invests.

       MONTHLY DEDUCTION DAY    The same date in each month as the Policy Date.
                                The charges for this policy are deducted on the next Business Day following the Monthly
                                Deduction Day.

       NET ACCUMULATED VALUE    The net accumulated value is equal to:

                                1.  the Accumulated Value; less
                                2.  the amount of any policy loan; less
                                3.  any policy loan interest due; plus
                                4.  any unearned policy loan interest.

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                 NET PREMIUM    The amount of premium after the Premium Expense
                                Charge has been deducted.

          NET CASH SURRENDER    The net cash surrender value is equal to:
                       VALUE

                                1.  the Cash Surrender Value; minus
                                2.  any policy loan; minus
                                3.  any policy loan interest due; plus
                                4.  any unearned policy loan interest.

          POLICY ANNIVERSARY    The same date in each year as the Policy Date.

                 POLICY DATE    The date We issue the policy. The policy date is
                                shown on the Policy Schedule. This date is used to determine Policy Years and any Policy
                                Anniversaries.

                 POLICY YEAR    The 12-month period that begins on the Policy
                                Date or on a Policy Anniversary.

      PREMIUM EXPENSE CHARGE    The Premium Expense Charge shown on the Policy
                                Schedule. This amount may go up or down, but is guaranteed to never exceed 6%.

                         SEC    The U.S. Securities and Exchange Commission.

                  SUBACCOUNT    A subdivision of the Variable Account, which
                                invests its assets exclusively in a
                                corresponding Investment Option.

            SURRENDER CHARGE    A fee that is applied at the time of surrender.
                                The Surrender Charge will be the amount shown on the Policy Schedule.

              TARGET PREMIUM    The Target Premium shown on the Policy Schedule.
                                This amount is used to determine the amount of the current Premium Expense Charge. The current
                                Premium Expense Charge for premiums paid up to the Target Premium and for premiums paid in excess of the Target Premium is shown on the Policy Schedule.

            VALUATION PERIOD    The period between the close of business on a
                                Business Day and the close of business on the next Business Day.

            VARIABLE ACCOUNT    The separate account shown on the Policy
                                Schedule. It is a unit investment trust
                                registered with the SEC under the Investment
                                Company Act of 1940.

        VARIABLE ACCUMULATED    The sum of the policy's Accumulated Value in
                       VALUE    each Subaccount.

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                                                    SECTION II
                                                GENERAL PROVISIONS

            THIS POLICY IS A    This policy is a legal contract between the
                    CONTRACT    Owner and the Company. The entire contract
                                consists of the application and the policy, which includes any attached Supplemental
                                Agreements and Endorsements. We have issued this policy in consideration of the application and payment of premium.

         CHANGE OR WAIVER OF    No change or waiver of any terms will be valid
                       TERMS    unless it is in writing and signed by Our
                                President, Vice President, Secretary, Assistant
                                Secretary, or Actuary.

         REPRESENTATIONS AND    We rely on all statements made by or for the
              CONTESTABILITY    Insured in the application. These statements, in
                                the absence of fraud, are considered to be representations and not warranties. We can contest the validity of this policy for any material misrepresentation of a fact. To do so, however, the misrepresentation must have been in the application and a copy of the application must have been attached to this policy.

                                After this policy has been in force during the lifetime of the Insured for two years from the Policy Date, We may not contest its validity except for failure to pay premiums or for violation of the provisions of the Aviation Exclusion Provision, if applicable.

                                This subsection does not apply to the provisions of this policy related to Disability Waiver of Monthly Deduction benefits, if applicable.

                                Any increase in coverage effective after the Policy Date shall be incontestable only after such increase has been in force during the lifetime of the Insured for two years from its effective date.

                                This provision does not prevent the Company from asserting, at any time, any defense based upon the provisions of the policy that exclude or restrict coverage. In addition, this provision in no way contradicts Our right to adjust benefits and the amount payable under this policy due to misstatement of Age or sex.

                     SUICIDE If the Insured commits suicide, while sane or insane, within two years from the Policy Date, the total liability shall be the premiums paid prior to death, less any indebtedness, less any prior partial surrenders and less the costs of any Supplemental Agreements.

                                If the Insured commits suicide, while sane or insane, within two years from the effective date of any increase in insurance, the total liability with respect to such increase shall be its cost.

             MISSTATEMENT OF    Two questions in the application concern the
                  AGE OR SEX    Insured's Age and sex. If either or both of the
                                answers to these questions are not correct, all benefits and amounts payable under this policy will be what the Monthly Deductions would have bought if the correct Age and sex had been stated.

                                If the Insured's Age has been misstated, the benefits under any Supplemental Agreement will be adjusted to those that the monthly charges would have purchased at the correct Age.

                                If the Cash Surrender Value is to be applied under a Settlement Option that involves life contingencies, the Settlement Option rate will be determined on the basis of the payee's true Age and sex.

                    PREMIUMS The Initial Premium is due on the Policy Date and is payable in advance. The amounts and frequency of Planned Periodic Premium payments are shown in the Policy Schedule. Policy Anniversaries occur annually and are computed from the Policy Date.

                                The policy will not take effect until it has been delivered and the Initial Premium has been paid prior to the death of the Insured and prior to any change in health as shown in the application.

                                A.  Payment. Premiums are payable at Our
                                    Variable Product Service Center. Receipts will be furnished upon request.

                                    Changes in frequency and increases or
                                    decreases in amount of Planned Periodic
                                    Premium payments may be made by the Owner.
                                    We reserve the right to limit the amount of any increase. We will send premium payment reminder notices to the Owner on written request; however, Our failure to do so shall impose no liability on the Company. The notices may be sent annually, semiannually or quarterly. Planned Periodic Premium payments may be made on a monthly basis only with Our consent and must be at least $50.

                                    Additional premium payments may be made at any time during the continuance of this policy. We reserve the right to limit the number and amount of additional premium payments.

                                B. Premium Limitations. We reserve the right to refund, with interest, any premium paid if such premium amount would result in the death benefit payable under this policy being considered taxable income to the Beneficiary under the terms of the United States Internal Revenue Code, as amended from time to time. The refunded premium will not be credited to the policy's Accumulated Value, and no expense charge will be deducted from the refunded premium.

                                C. Minimum Premium. The Minimum Annual Premium is shown in the Policy Schedule on Page 1. During the first five Policy Years the policy may terminate in accordance with the Insufficient Cash Surrender Value Provision,
                                    Section V, if the cumulative premium paid is less than the cumulative Minimum Premium due. The cumulative premium paid is equal to the sum of all premiums paid under the policy since the Policy Date, less any Policy Loans and Partial Cash Withdrawals. The cumulative Minimum Premium due is equal to the Minimum Annual Premium shown in the Policy Schedule on Page 1, divided by twelve, and multiplied by the number of completed policy months.

                                    An increase in Specified Amount or an
                                    addition of riders may increase the amount of Minimum Annual Premium. Decreases in the Specified Amount or the deletion of riders will have no effect on the amount of Minimum Annual Premium.

                                D. Grace Period. A grace period of 61 days will be granted for the payment of a premium sufficient to cover the Monthly Deduction described in Section V. Notice of such premium will be mailed to the last known address of the Owner. If such premium is not paid within the grace period, all coverage under the policy will terminate without value at the end of the 61-day period. If a death occurs during the grace period, any overdue Monthly Deductions will be deducted from the proceeds.

                                E. Premium Application. While any policy loan is outstanding, unless the Owner requests otherwise, premium payments will be applied as payment to reduce the outstanding balance of the loan. When such loan has been repaid, the balance of any premium payment remaining after payment of the loan, plus any subsequent payments, will be allocated as described in the ALLOCATION OF PREMIUM provision below.

       ALLOCATION OF PREMIUM    The Owner will determine the percentage of Net
                                Premium that will be allocated to each
                                Subaccount of the Variable Account and to the Declared Interest Option. The Owner may choose to allocate all the Net Premium, a percentage or nothing to a particular Subaccount or to the Declared Interest Option. Any allocation must be for at least 10% of the individual Net Premium.
                                A fractional percent may not be chosen. Total allocations must equal 100% of the premium payment.

                                Net Premiums will be allocated to the Declared Interest Option if they are received before the earlier of the date Our Variable Product Service Center obtains a signed notice from the Owner that the policy has been received, or the end of 25 days after the delivery date. The delivery date is the date that We issue the policy and mail it. Upon the earlier of (i) the date our Variable Product Service Center obtains a notice signed by the Owner that the policy has been received, or (ii) 25 days after the delivery date, We will transfer part or all of the Accumulated Value in the Declared Interest Option to the Subaccounts in accordance with the Owner's allocation instructions. Net Premiums received on or after the earlier of (i) or (ii) above will be allocated in accordance with the Net Premium allocation percentages shown in the application or the most recent written instructions of the Owner.

                                The owner may change the allocation for future Net Premiums at any time, subject to the following rules:

                                1.  the policy must be in force;
                                2.  there must be a Net Accumulated Value;
                                3.  the change must be in writing on a form
                                    acceptable to Us;
                                4.  the form must be signed by the Owner; and
                                5. the change will take effect no later than the Business Day following the date We receive the signed form at Our Variable Product Service Center.

                 TERMINATION    This policy has no maturity date. All coverage
                                under this policy will terminate at the earliest of the following:

                                1.  The date of death of the Insured; or
                                2.  Expiration of the Grace Period without
                                    payment of the sufficient premium; or
                                3.  Surrender of the policy for its Cash
                                    Surrender Value.

                                Coverage will terminate at 12:00 AM on the termination date.

               REINSTATEMENT    If this policy terminates, as provided in the
                                Grace Period Section, it may be reinstated at any time within five years after the date of termination and prior to Attained Age 100 of the Insured. The reinstatement is subject to:

                                1.  receipt of evidence of insurability
                                    satisfactory to Us; and
                                2. payment of a premium sufficient to keep the policy in force to the third Monthly Deduction Day following the date of policy reinstatement.

                                The effective date of a reinstatement shall be the Monthly Deduction Day that falls on or next follows the date the application for reinstatement is approved by Us.

                  ASSIGNMENT    This policy may be assigned. But for any
                                assignment to be binding on Us, We must receive a signed copy of it at Our Variable Product
                                Service Center. We will not be responsible for the validity of any assignment. Once We receive a signed copy, Your rights and the interest of any Beneficiary or any other person will be subject to the assignment. However, an assignment is subject to any policy loan.

                  SETTLEMENT    This policy will be settled according to its
                                terms no later than 7 days after We receive due proof of the Insured's death or if You elect to surrender it for its Net Cash Surrender Value, and in the case of lump sum settlement, will include interest from the date of death. Unless otherwise provided, We will require surrender of the policy whether settlement is made in a single sum or by issue of a supplementary agreement. We agree to pay interest from the date of death to the date of settlement at a rate not less than required by law.

                INDEBTEDNESS    Any outstanding policy loans on this policy will
                                be deducted in any settlement of this policy.

          OWNER, INSURED AND    The Owner is the person who owns the policy as
                 BENEFICIARY    shown on Our records. The Insured is the person
                                whose life this policy insures as shown in the Policy Schedule on Page 1. The Insured may be the Owner or someone else may be the Owner.

                                A Beneficiary is any person named on Our records to receive death proceeds after the Insured dies. There may be different classes of Beneficiaries such as primary and secondary. These classes establish the order of payment. Secondary Beneficiaries will not receive benefits if any Primary Beneficiary is alive. There may be more than one Beneficiary in a class. If no Beneficiary survives the Insured, the Owner will be the Beneficiary, and if the Owner is the Insured, the Insured's estate will be the Beneficiary.

                                The Owner may change ownership or change any Beneficiary while the Insured is living. To make a change, a written request, satisfactory to Us, must be received at Our Variable Product Service Center. The change will take effect as of the date the request is signed, even if the Insured dies before We receive it. Each change will be subject to any payment We made or other action We took before receiving the request.

               ANNUAL REPORT    At least once each year We will send a report,
                                without charge, to the Owner which shows:

                                1. all premiums paid and charges made since the last report;
                                2. the current Accumulated Value including the value in each Subaccount and the Declared Interest Option;
                                3.  any partial withdrawals since the last
                                    report;
                                4.  any policy loans; and
                                5.  the current death benefit.

                                An illustrative report will be sent to the Owner upon request. A fee, not to exceed $25, may be charged for this report.

           NON-PARTICIPATION    This Policy is non-participating. Its Premiums
                                include no charge or consideration for
                                participation in surplus.

                                                  SECTION III
                                         INSURANCE COVERAGE PROVISIONS

               DEATH BENEFIT    Subject to the provisions of this policy, the
                                death benefit at any time shall be as follows:

                                OPTION A. The death benefit at any time shall
                                          equal the greater of (1) or (2) where:

                                          (1) is the Specified Amount plus the
                                              Accumulated Value.

                                          (2) is an amount equal to the
                                              Accumulated Value multiplied by
                                              the applicable percentage for the
                                              Attained Age of the Insured shown
                                              in the Specified Amount Factors
                                              table on the Policy Schedule.

                                OPTION B. The death benefit at any time shall
                                          equal the greater of (1) or (2) where:

                                          (1) is the Specified Amount.

                                          (2) is an amount equal to the
                                              Accumulated Value multiplied by
                                              the applicable percentage for the
                                              Attained Age of the Insured shown
                                              in the Specified Amount Factors
                                              table on the Policy Schedule.

           CHANGE IN TYPE OF    The Owner, by written request may change between
          INSURANCE COVERAGE    Option A and B of the Death Benefit provision,
                                effective on the Monthly Deduction Day that falls on or next follows receipt of such request, subject to the following:

                                (a) If the change is from Option A to Option B,
                                    the Specified Amount after such change shall be equal to the Specified Amount prior to such change, plus the Accumulated Value on the date of change.

                                (b) We reserve the right to not accept the
                                    request for change from Option A to Option B if such change would result in the death benefit payable under this policy being considered taxable income to the Beneficiary under the terms of the United States Internal Revenue Code, as amended from time to time.

                                (c) If the change is from Option B to Option A,
                                    the Specified Amount after such change shall be equal to the Specified Amount prior to such change, less the Accumulated Value on the date of change.

                                (d) If changing from Option B to Option A, the
                                    Specified Amount after such change must be equal to or greater than (i) $50,000 or (ii) the Company's then published minimum amount for this policy, if less than $50,000. We may require evidence of insurability satisfactory to Us.

                                (e) In any event, a change from Option B to
                                    Option A shall be required at the time the Insured reaches Attained Age 100. An increase in the Specified Amount cannot be requested after Attained Age 100 of the Insured.

        CHANGES IN INSURANCE    At any time after the first Policy Anniversary,
                    COVERAGE    insurance coverage may be increased or decreased
                                by written request from the Owner to change the Specified Amount, subject to the following conditions:

                                1. Any decrease will become effective on the Monthly Deduction Day that falls on or next follows receipt of request. A decrease must be at least $20,000. Any such decrease shall reduce insurance in the following order:

                                    (a) against insurance provided by the most
                                        recent increase;
                                    (b) against the next most recent increases
                                        successively; and
                                    (c) against insurance provided under the
                                        original application.

                                2. The Specified Amount in effect after any requested decrease must conform to the amount requirements of Option A or Option B of this Section of this policy. In addition, the Specified Amount after any reduction must be equal to or greater than (i) $50,000 or (ii) the Company's then published minimum amount for this policy, if less than $50,000. We reserve the right to not accept the request for a decrease in the Specified Amount if such decrease would result in the death benefit payable under this policy being considered taxable income to the Beneficiary under the terms of the United States Internal Revenue Code, as amended from time to time.

                                3. Any request for an increase must be applied for on a supplemental application. Such increase shall be subject to evidence of insurability satisfactory to Us. An increase shall also be subject to the sufficiency of the Cash Surrender Value, less any indebtedness, to cover the next Monthly Deduction. Any increase will become effective on the effective date shown on the supplemental Policy Schedule.

                                4. Any increase in Insurance Coverage may not be made effective until at least 12 months after the effective date of any previous increase.

              LIFE INSURANCE    If following a requested change of Specified
               QUALIFICATION    Amount or a change of death benefit option, this
                                policy would no longer qualify as life insurance under federal tax law, We will limit the change to an amount that would maintain such qualification. In the event of future changes in the federal tax law, the Company reserves the right to change the policy to the extent required to maintain the policy's qualification as life insurance under federal tax law.

                                                   SECTION IV
                                                VARIABLE ACCOUNT

            VARIABLE ACCOUNT    We own the assets of the Variable Account. We
                                will value the assets of the Variable Account each Business Day. The assets of such account will be kept separate from the assets of Our
                                General Account and any of Our other Separate
                                Accounts. Income and realized and unrealized gains or losses from assets in the Variable
                                Account will be credited to or charged against such account without regard to Our other income, gains or losses.

                                That portion of the assets of the Variable
                                Account which equals the reserves and other policy liabilities of the policies which are supported by the Variable Account will not be charged with liabilities arising from any other business We conduct. We have the right to transfer to Our General Account any assets of the Variable Account, which are in excess of such reserves and other policy liabilities.

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                                The Variable Account is registered with the SEC
                                and thereby subject to SEC rules and
                                regulations. It is also subject to the laws of the State of Illinois that regulate the operations of insurance companies incorporated in Illinois.

                                We also reserve the right to transfer assets of the Variable Account, which We determine to be associated with the class of policies to which this policy belongs, to another Separate Account. If this type of transfer is made, the term "Variable Account," as used in this policy, shall then mean the Separate Account to which those assets were transferred.

                                When permitted by law, We also reserve the right to:

                                1. deregister the Variable Account under the Investment Company Act of 1940;
                                2.  manage the Variable Account under the
                                    direction of a committee;
                                3. restrict or eliminate any voting rights of Owners, or other persons who have voting rights as to Variable Account assets; and
                                4.  combine the Variable Account with other
                                    Separate Accounts.

                 SUBACCOUNTS    The Variable Account is divided into
                                Subaccounts. The Subaccounts are listed in the Application. Subject to obtaining any approvals or consents required by applicable law, We reserve the right to eliminate or combine any Subaccounts and the right to transfer the assets of one or more Subaccounts to any other
                                Subaccount. We also reserve the right to add new
                                Subaccounts and make such Subaccounts available to any class or series of policies as We deem appropriate. Each new Subaccount would invest in a new Investment Option of the Fund, or in shares of another investment company.

             FUND INVESTMENT    The Funds have one or more Investment Options
                     OPTIONS    available under the contract, each of which
                                corresponds to one of the Subaccounts of the Variable Account. The Investment Options are listed on the Policy Schedule. Net Premiums allocated to a Subaccount will automatically be invested in the Fund investment option associated with that Subaccount. The Owner will share only in the income, gains or losses of the Investment Option(s) to which Net Premiums have been allocated through the Subaccounts.

                                We have the right, subject to compliance with any applicable laws, to:

                                1.  add;
                                2.  delete; or
                                3.  substitute;

                                Investment Options that the Variable Account may invest in.

                                In the event of any substitution or change, We may, by appropriate endorsement, make such changes in this and other policies as may be necessary or appropriate to reflect the substitution or change.

                   TRANSFERS    The Owner may transfer all or part of the
                                Accumulated Value among the Subaccounts of the Variable Account and between the Subaccounts and the Declared Interest Option, subject to the following rules:

                                1. the transfer request must be in writing on a form acceptable to Us;

                                2.  the form must be signed by the Owner;

                                3. the transfer will take effect as of the end of the Valuation Period during which We receive the signed form in good order at Our Variable Product Service Center;

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                                4.  the Owner may transfer amounts among the
                                    Subaccounts of the Variable Account an
                                    unlimited number of times in a Policy Year;

                                5. the Owner may transfer amounts between the Declared Interest Option and the Variable Account only once in a Policy Year;

                                6. the first 12 transfers in each Policy Year will be made without a Transfer Charge; thereafter, each time amounts are transferred a Transfer Charge may be imposed. We treat all transfer requests on a Business Day as one transfer request for purposes of determining whether to assess the Transfer Charge. The Transfer Charge, not to exceed $25, is shown on the Policy Schedule;

                                7. the Accumulated Value on the date of the transfer will not be affected by the transfer except to the extent of the Transfer Charge that will be deducted on a pro rata basis from the Declared Interest Option and/or the Subaccounts to which the transfer is made;

                                8.  the Owner must transfer at least:

                                    a.  a total of $100; or
                                    b.  the total Accumulated Value in a
                                        Subaccount or the total Accumulated
                                        Value in the Declared Interest Option
                                        less any policy loan, if the total
                                        amount transferred is less than $100.

                                9.  the Accumulated Value in the Declared
                                    Interest Option after a transfer from such option must at least equal the amount of all policy loans; and

                                10. no more than 50% of the Net Accumulated
                                    Value in the Declared Interest Option may be transferred at any one time unless the balance in the Declared Interest Option after the transfer would be less than $1,000; if the balance in the Declared Interest Option would fall below $1,000, the entire Net Accumulated Value in the Declared Interest Option may be transferred.

            SPECIAL TRANSFER    The Owner may transfer, at any time, all of the
                   PRIVILEGE    amounts in the Subaccounts to the Declared
                                Interest Option. This policy will then become one in which the benefits do not vary with the investment performance of the Variable Account.

                                If the Owner exercises this special transfer privilege, We will automatically credit all future premium payments to the Declared Interest Option until the Owner requests a change in the allocation. At the time of the transfer, there is no effect on the policy's death benefit, Accumulated Value, Specified Amount, or net amount at risk, or on Your premium class or Attained Age.

                                Once each Policy Year, the Owner may exercise this option without charge. The Owner must tell Us this special transfer privilege is being exercised, and We will waive any transfer charge.

    EXCESSIVE TRADING LIMITS    We reserve the right to limit transfers in any
                                Contract Year, or to refuse any transfer request for an Owner if:

                                1. We believe, in Our sole discretion, that excessive trading by the Owner, or a specific transfer request, or group of transfer requests, may have a detrimental effect on:
                                        a. other Owners;
                                        b. the accumulation unit values of any
                                           Subaccount;
                                        c. the share prices of any Investment
                                           Option; or
                                        d. Our ability to effectively manage the
                                           assets of the Declared Interest
                                           Option;

                                2. We are informed by one or more Funds that they intend to restrict the purchase of portfolio shares:

                                        a. because of excessive trading; or
                                        b. because they believe that a specific
                                           transfer, or group of transfers,
                                           would have a detrimental effect on
                                           the price of portfolio shares.

                                We may apply the restrictions in any manner reasonably designed to prevent transfers that We consider disadvantageous to other Owners.

                                                   SECTION V
                                         VARIABLE ACCUMULATED VALUE AND
                                              CASH SURRENDER VALUE

        VARIABLE ACCUMULATED    On the date of issue, the Accumulated Value is
                       VALUE    the Net Premium. Upon the transfer of part or
                                all of the Accumulated Value to the Subaccounts, as described in the Allocation of Premium
                                Provision, the initial Variable Accumulated
                                Value is equal to:

                                1.  the total amount transferred from the
                                    Declared Interest Option to the Subaccounts of the Variable Account and valued no later than the Business Day following the date of the transfer, minus
                                2. the Monthly Deduction applicable to those Subaccounts if the total amount transferred is allocated on a Monthly Deduction Day;

                                After valuation of the initial transfer, the policy's Variable Accumulated Value is equal to the sum of the policy's Accumulated Value in each subaccount. The Accumulated Value in a subaccount is equal to (1) multiplied by (2) where:

                                (1) is the current number of account units, and
                                (2) is the current Unit Value;

                                The Variable Accumulated Value will vary from Business Day to Business Day reflecting changes in (1) and (2) above.

            SUBACCOUNT UNITS    When transactions are made which affect the
                                Variable Accumulated Value, dollar amounts are converted to Subaccount Units. The number of Subaccount Units for a transaction is determined by dividing the dollar amount of the transaction by the current Unit Value. The number of units for a Subaccount increases when:

                                1.  Net Premiums are credited to that
                                    Subaccount; or
                                2. transfers from the Declared Interest Option or other Subaccounts are credited to that Subaccount.

                                The number of units for a Subaccount decreases when:

                                1. the Owner takes out a policy loan from that Subaccount;
                                2. the Owner makes a partial withdrawal from that Subaccount;
                                3. We take a portion of the Monthly Deduction from that Subaccount; or
                                4. transfers are made from that Subaccount to the Declared Interest Option or other Subaccounts.

                  UNIT VALUE    The Unit Value for a Subaccount on any Business
                                Day is determined by dividing each Subaccount's net asset value by the number of units outstanding at the time of calculation. The Unit
                                Value for each Subaccount was set initially at $10.00 when the Subaccounts first purchased Fund shares. The Unit Value for each subsequent
                                Valuation Period is calculated by dividing (1) by (2), where:

                                (1) is:
                                    a.  the value of the net assets of the
                                        Subaccount at the end of the preceding
                                        Valuation Period; plus
                                    b. the investment income and capital gains, realized or unrealized, credited to the net assets of that Subaccount during the Valuation Period for which the Unit Value is being determined; minus
                                    c.  the capital losses, realized or
                                        unrealized, charged against those net
                                        assets during the current Valuation
                                        Period; minus
                                    d.  any amount charged against the
                                        Subaccount for taxes, or any amount set
                                        aside during the current Valuation
                                        Period by the Company as a provision for taxes attributable to the operation or maintenance of that Subaccount.

                                (2) is the number of units outstanding at the
                                    end of the preceding Valuation Period.

                                We will value the net assets in each Subaccount at their fair market value in accordance with accepted accounting practices and applicable laws and regulations.

          DECLARED  INTEREST    The Declared Interest Option Accumulated Value
          OPTION ACCUMULATED    as of the Policy Date is the Net Premium
                       VALUE    credited to the Declared Interest Option as of
                                that date minus the Monthly Deduction applicable to the Declared Interest Option for the first policy month.

                                After the Policy Date, the Declared Interest
                                Option Accumulated Value is computed as (1) plus
                                (2) plus (3) plus (4) minus (5) minus (6), where:

                                (1) is the Declared Interest Option value on the
                                    preceding Monthly Deduction Day plus any interest attributed to such Accumulated Value from the preceding Monthly Deduction Day to the date of calculation;
                                (2) is the total of Net Premiums credited to the
                                    Declared Interest Option since the preceding
                                    Monthly Deduction Day, plus interest
                                    attributed to such Net Premiums from the date premiums are credited to the date of calculation;
                                (3) is the total of the transfers from the
                                    Variable Account to the Declared Interest
                                    Option since the preceding Monthly Deduction
                                    Day, plus interest from the date of transfer to the date of calculation;
                                (4) is the total amount transferred from the
                                    Variable Account to the Declared Interest
                                    Option to secure policy loans since the
                                    preceding Monthly Deduction Day, plus
                                    interest attributed to such amounts
                                    transferred from the date of transfer to the date of calculation;
                                (5) is the total of the transfers to the
                                    Variable Account from the Declared Interest
                                    Option since the preceding Monthly Deduction
                                    Day, plus interest from the date of transfer to the date of the calculation; and
                                (6) is the total of partial withdrawals from the
                                    Declared Interest Option since the preceding
                                    Monthly Deduction Day, plus interest from the date of withdrawal to the date of calculation.

                                If the date of calculation is a Monthly
                                Deduction Day, We also reduce the Declared
                                Interest Option Accumulated Value by the applicable Monthly Deduction for the policy month following the Monthly Deduction Day.

           DECLARED INTEREST    The minimum interest rate applied to the
             OPTION INTEREST    Declared Interest Option Accumulated Value is an
                                effective rate of 4% per year, compounded yearly. This is equivalent to .32737% per month, compounded monthly. Interest in excess of the minimum rate may be applied. The amount of the excess interest and the manner in which it is determined will be set by Us.

                                Interest will be credited to the Declared
                                Interest Option Accumulated Value on each
                                Monthly Deduction Day.

          HOW WE CALCULATE A    Each Monthly Deduction consists of:
           MONTHLY DEDUCTION

                                1.  the cost of insurance, plus
                                2.  the Monthly Expense Charge, plus
                                3.  the Monthly Unit Charge, plus
                                4. the cost of additional benefits provided by any Supplemental Agreement. (See next subsection on how We calculate cost of insurance.)

                                The Monthly Expense and Unit Charges are shown in the Policy Schedule on Page 1. The Monthly Expense and Unit Charges for the months during which the policy was lapsed will be included in the cost of reinstatement.

                                Once the Insured has reached Attained Age 100, the Monthly Deduction will be set equal to zero.

        HOW WE CALCULATE THE    We calculate the cost of insurance each month at
           COST OF INSURANCE    the end of the month on the Monthly Deduction
                                Day. We may determine the cost separately for the initial Specified Amount and each increase in Specified Amount.

                                The cost of insurance depends on the Death
                                Benefit Option in effect as described below.

                                OPTION A, (1).

                                The cost of insurance is determined in the following manner:

                                1.  First, divide the sum of the Specified
                                    Amount and the Accumulated Value on the
                                    Monthly Deduction Day by 1.0032737;

                                2. then, reduce the result by the Accumulated Value on the Monthly Deduction Day; and

                                3. finally, multiply the difference by the cost of insurance rate.

                                OPTION A, (2).

                                The cost of insurance is determined in the following manner:

                                1. First, divide the appropriate percentage of the Accumulated Value (as shown in Section
                                    III) on the Monthly Deduction Day by
                                    1.0032737;

                                2. then, reduce the result by the Accumulated Value on the Monthly Deduction Day; and

                                3. finally, multiply the difference by the cost of insurance rate.

                                OPTION B, (1).

                                The cost of insurance is determined in the following manner:

                                1. First, divide the Specified Amount on the Monthly Deduction Day by 1.0032737;

                                2. then, reduce the result by the Accumulated Value on the Monthly Deduction Day; and

                                3. finally, multiply the difference by the cost of insurance rate.

                                OPTION B, (2).

                                The cost of insurance is determined in the following manner:

                                1. First, divide the appropriate percentage of the Accumulated Value (as shown in Section
                                    III) on the Monthly Deduction Day by
                                    1.0032737;

                                2. then reduce the results by the Accumulated Value on the Monthly Deduction Day; and

                                3. finally, multiply the difference by the cost of the insurance rate.

                                If under Option B there have been increases in the Specified Amount, the Accumulated Value will be first considered part of the initial Specified Amount. If the Accumulated Value exceeds the initial Specified Amount, the excess will be considered part of prior Specified Amount increases in the order of the increases.

           COST OF INSURANCE    The cost of insurance for benefits provided by
       FOR BENEFITS PROVIDED    Supplemental Agreements will be determined as
             BY SUPPLEMENTAL    provided in those Supplemental Agreements.
                  AGREEMENTS

      COST OF INSURANCE RATE    The cost of insurance rate for the initial
                                Specified Amount and each Specified Amount increase is based on the Insured's:

                                1.  sex;

                                2.  Attained Age on the preceding Policy
                                    Anniversary for the initial Specified Amount and on the preceding anniversary of the effective date of any increase in the Specified Amount for such increase, and

                                3. class shown in the Policy Schedule on Page 1, associated with the Initial Specified Amount and each increase in the Specified Amount.

                                Attained Age on the preceding Policy Anniversary or preceding anniversary of the effective date of any increase means the Insured's Age on the last birthday prior to such Policy Anniversary or anniversary of the effective date of any increase. The guaranteed maximum cost of insurance rates are shown in the Policy Schedule on Page 2. These rates must be adjusted for any Special Class policies as shown in the Policy Schedule on Page 1. They will be increased if the Insured is in a Rated Special rate class for the initial Specified Amount or any increase in the Specified Amount. We can use cost of insurance rates that are lower than the guaranteed maximum rates.

        CASH SURRENDER VALUE    FULL CASH SURRENDER.

                                Subject to the General Provisions Section, You can return Your policy to Us and request its Cash Surrender Value less any policy loans. The Cash Surrender Value will be calculated as of the Monthly Deduction Day on or following receipt of Your request.

                                You can make this request at any time during the lifetime of the Insured.

                                Your policy ends on the Monthly Deduction Day following the date We receive the request for full cash surrender. However, if We receive the request on the Monthly Deduction Day, Your policy ends on that day.

                                The Cash Surrender Value is equal to the Accumulated Value reduced by the Surrender Charge. The Surrender Charge is shown in the Table of Surrender Charges on the Policy Schedule.

                                PARTIAL CASH WITHDRAWAL.

                                After the first Policy Anniversary, You may make a written request to receive a Partial Cash Withdrawal at any time before the death of the Insured. We may limit the number and/or amount of partial withdrawals within a Policy Year. The amount of any Partial Cash Withdrawal cannot exceed an amount equal to (a) Cash Surrender Value, less (b) an amount sufficient to keep the policy in force to the third Deduction Day following the date of the Partial Cash Withdrawal, less (c) any policy loans, and less
                                (d) the partial withdrawal fee. We may request that Your policy be sent to Us to record the reduction in Accumulated Value.

                                In the event of a Partial Cash Withdrawal, the death benefit and the Accumulated Value will be reduced by the amount of Partial Cash Withdrawal. This will result in a reduction of the Specified Amount by the amount of Partial Cash Withdrawal if the Death Benefit Option is Option B. The Specified Amount remaining after this reduction must be no less than the minimum We allow. The minimum is described in Section III.

                                Each time You exercise this Partial Cash
                                Withdrawal right, We will deduct a fee equal to the lessor of $25.00 or 2% of the Accumulated Value from the amount of the Partial Cash Withdrawal.

           INSUFFICIENT CASH    If the Cash Surrender Value less any
             SURRENDER VALUE    indebtedness on the Monthly Deduction Day is not
                                sufficient to cover the Monthly Deduction for the next month, the policy shall terminate subject to the Grace Period Section.

                                In no event will the policy terminate during the first five Policy Years if the Minimum Premium requirement as described in Section II is satisfied during such period. However, this five-year guarantee period terminates and cannot be reinstated, if the policy lapses during the first five Policy Years.

      WE CAN DELAY A PAYMENT    Proceeds from surrenders, partial withdrawals,
                                and policy loans will usually be mailed to the Owner within 7 days after the Owner's signed request is received in Our Variable Product
                                Service Center. We have the right to delay any payment whenever:

                                1. the New York Stock Exchange is closed other than on customary weekends or a holiday closing;
                                2. trading on the New York Stock Exchange is restricted as determined by the SEC;

                                3. the SEC, by order, permits postponement for the protection of policyowners; or
                                4. as a result of an emergency, as determined by the SEC, it is not reasonably possible to dispose of securities or to determine the value of the net assets of the Variable Account.

                                We have the right to defer payment which is derived from any amount paid to Us by check or draft until We are satisfied the check or draft has been paid by the bank on which it is drawn.

                                We also have the right to delay making a surrender, partial withdrawal, or policy loan from the Declared Interest Option for up to 6 months from the date We receive the Owner's request.

             CONTINUATION OF    If You do not pay any planned or additional
              INSURANCE UPON    premiums, this policy will continue in force
          DISCONTINUATION OF    with Monthly Deductions from the Accumulated
            PREMIUM PAYMENTS    Value for cost of insurance and expense charges.
                                Interest will continue to be credited monthly to the portion of the Accumulated Value in the Declared Interest Option. The policy will continue in force as long as the Net Cash
                                Surrender Value exceeds the Monthly Deduction.
                                (See Insufficient Cash Surrender Value
                                provision)

     BASIS OF COMPUTATION OF    We use mortality rates from the Gender-Based,
               POLICY VALUES    Age Last Birthday, 1980 Commissioners' Standard
                                Ordinary Smoker and Nonsmoker Mortality Tables in computing the guaranteed maximum insurance rates shown on Page 2.

                                In Our computations, We assume that any money held to pay future benefits guaranteed by this policy will earn compound interest at a rate of .32737% per month, compounded monthly. This is equivalent to 4% per year, compounded yearly.

                                Our calculations are based on premiums as received and immediate payment of death claims. Values during the Policy Year are computed with allowance for time elapsed and premiums received during any part of that Policy Year.

                                The minimum payments under Settlement Options are based on other assumptions. In computing these payments, We use mortality rates from the Annuity 2000 Mortality Table. The interest used is at an annual rate of 3%.

                                We have filed a detailed statement of the method We use to compute policy values with the state where this policy was delivered. All these values and benefits are not less than those required by the laws of the state.

                                                   SECTION VI
                                                  POLICY LOANS

                POLICY LOANS    You may borrow money from Us at any time while
                                this policy is in force. The most You can borrow is an amount which when added to any existing policy loan does not exceed the Cash Surrender
                                Value on the date of the loan less an amount sufficient to keep the policy in force to the third Deduction Day following the date of the policy loan. The amount borrowed plus interest to the next Policy Anniversary will be added to any existing loan and this total will become the new loan balance.

                                If at any time the total policy loan, including interest, equals or exceeds the then Cash Surrender Value, the policy will terminate, but not until 61 days after notice has been mailed to the last known addresses of the Owner and the assignee of record, if any.

               LOAN INTEREST    The maximum loan interest rate is shown in the
                                Policy Schedule on Page 1. We may declare a lower rate for any period during which a loan exists. On each Policy Anniversary, loan interest for the next year is due in advance.
                                Interest not paid when due will be added to the loan.

             LOAN ALLOCATION    When the Owner takes out a policy loan, an
                                amount equal to the loan will be segregated within the Declared Interest Option as security for the loan. Amounts held as security for the loan will first be allocated from the Accumulated Value in the Declared Interest
                                Option. If the Accumulated Value in the Declared
                                Interest Option less any existing policy loan is not sufficient to cover the amount of the policy loan, the balance necessary will be transferred from the Subaccounts on a proportional basis.
                                This transfer is not treated as a transfer for the purpose of the transfer charge or the limit of one transfer in a Policy Year.

                                A transfer will also be made from the
                                Subaccounts on a proportional basis for any due and unpaid loan interest if the Accumulated Value in the Declared Interest Option is not sufficient to cover such interest.

      HOW YOU REPAY A POLICY    All or part of any policy loan may be repaid at
                        LOAN    any time while the policy is still in force.
                                Loan amounts repaid will be allocated to the Declared Interest Option.

                                The portion of the Accumulated Value in the Declared Interest Option securing the repaid portion of the loan will no longer be segregated within the Declared Interest Option as security for the loan, but will remain in the Declared Interest Option until transferred to the Subaccounts by the Owner.

                                Any outstanding policy loans will be deducted from the proceeds at death or surrender.

                                                  SECTION VII
                                               SETTLEMENT OPTIONS

                                These are optional methods of settlement. They provide alternate ways in which payment can be made.

                                To elect any option, We require that a written request, satisfactory to Us, be received at Our Variable Product Service Center. The Owner may elect an option during the Insured's lifetime. If the death benefit is payable in one sum when the Insured dies, the Beneficiary may elect an option with Our consent.

                                The effective date of an option is the date the amount is applied under that option. For a death benefit, this is the date that due proof of the Insured's death is received at Our Variable Product Service Center. For the Cash Surrender Value, it is the effective date of surrender.

                                The first payment is due on the effective date, except the first payment under Option 1 is due one month later. A later date for the first payment may be requested in the payment option election. All payment dates will fall on the same day of the month as the first one. No payment will become due until a payment date. No partial payment will be made for any period shorter than the time between payment dates.

                                All or part of the Cash Surrender Value or death benefit may be applied under any payment option. If this policy is assigned, any amount due to the Assignee will be paid in one sum. The balance, if any, may be applied under any payment option.

                                If required by law to ignore the Insured's sex, the unisex settlement option factors will apply.

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

                                If the amount to be applied under any option for any one person is less than $5,000, We may pay that amount in one sum instead. If the payments under any option come to less than $100 each, We have the right to make payments at less frequent intervals.

                                Our payment options are described below. Any other payment option agreed to by Us may be elected. The payment options are described in terms of monthly payments. Annual, semiannual, or quarterly payments may be requested instead. The amount of these payments will be determined in a way which is consistent with monthly payments and will be quoted on request.

                                 OPTION 1. Interest Payment Option. We will hold
                                           any amount applied under this option.
                                           Interest on the unpaid balance will
                                           be paid each month at a rate
                                           determined by Us. This rate will not
                                           be less than the equivalent of 3% per
                                           year.

                                 OPTION 2. Fixed Time Payment Option. Equal
                                           monthly payments will be made for any
                                           period selected, up to 30 years. The
                                           amount of each payment depends on the
                                           total amount applied, the period
                                           selected and the monthly payment
                                           rates We are using when the first
                                           payment is due. The rate of any
                                           payment will not be less than shown
                                           in the Option 2 Table.

                                                  OPTION 2 TABLE

                                         Minimum Monthly Payment Rates for each
                                                  $1,000 Applied

                                                         MONTHLY                                    MONTHLY
                                   YEARS                 PAYMENT               YEARS                PAYMENT
                                 ---------            -------------         -----------          -------------
                                     1                  $ 84.47                 16                  $ 6.53
                                     2                    42.86                 17                    6.23
                                     3                    28.99                 18                    5.96
                                     4                    22.06                 19                    5.73
                                     5                    17.91                 20                    5.51

                                     6                    15.14                 21                    5.32
                                     7                    13.16                 22                    5.15
                                     8                    11.68                 23                    4.99
                                     9                    10.53                 24                    4.84
                                    10                     9.61                 25                    4.71

                                    11                     8.86                 26                    4.59
                                    12                     8.24                 27                    4.47
                                    13                     7.71                 28                    4.37
                                    14                     7.26                 29                    4.27
                                    15                     6.87                 30                    4.18

                                 For quarterly payment multiply by 2.990. For semiannual payment, multiply by 5.957. For annual payment, multiply by 11.829.

                                 OPTION 3. Lifetime Payment Option. Equal
                                           monthly payments are based on the
                                           life of a named person. Payments will
                                           continue for the lifetime of that
                                           person. The three variations are:


                                           (A) Straight Life. No specific number
                                               of payments is guaranteed.
                                               Payments stop when the named
                                               person dies.

                                           (B) Life Income with Refund. Payments
                                               stop when they cumulatively equal
                                               the amount applied or when the
                                               named person dies, whichever is
                                               later.

                                           (C) Life Income with Period Certain.
                                               (Payments guaranteed for 10, 15
                                               or 20 years.) Payments stop at
                                               the end of the selected

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

                                               guaranteed period or when the
                                               named person dies, whichever is
                                               later.

                                               The Option 3 Table shows the
                                               minimum monthly payment for each
                                               $1,000 applied. The actual
                                               payments will be based on the
                                               monthly payment rates We are
                                               using when the first payment is
                                               due. They will not be less than
                                               shown in the Table.

                                                   OPTION 3 TABLE

                                         Minimum Monthly Payment Rates for each
                                                   $1,000 Applied

                                                                               Payments Guaranteed For
                                                                           -------------------------------
                                                PAYMENTS
                                                FOR LIFE       AMOUNT         10         15         20
                                    AGE*          ONLY         APPLIED       YEARS      YEARS      YEARS
                                 ----------   ------------   -----------   ---------  ---------  ---------
                                                                 MALE
                                    50            4.08          3.93          4.05      4.01        3.95
                                    55            4.46          4.25          4.41      4.34        4.24
                                    60            4.98          4.64          4.88      4.75        4.56
                                    65            5.69          5.15          5.48      5.22        4.88
                                    70            6.67          5.80          6.23      5.73        5.16
                                 75 & Over        8.02          6.63          7.08      6.20        5.36

                                                                FEMALE
                                                PAYMENTS
                                                FOR LIFE       AMOUNT         10         15         20
                                   AGE*           ONLY         APPLIED       YEARS      YEARS      YEARS
                                 ----------   ------------   -----------   ---------  ---------  ---------
                                    50            3.83          3.74          3.81      3.79        3.76
                                    55            4.15          4.02          4.13      4.09        4.03
                                    60            4.59          4.38          4.54      4.46        4.35
                                    65            5.18          4.84          5.07      4.93        4.71
                                    70            6.01          5.45          5.78      5.47        5.05
                                 75 & Over        7.22          6.26          6.67      6.03        5.31

                                                                UNISEX
                                                PAYMENTS
                                                FOR LIFE       AMOUNT         10         15         20
                                   AGE*           ONLY         APPLIED       YEARS      YEARS      YEARS
                                 ----------   ------------   -----------   ---------  ---------  ---------
                                    50            3.95          3.83          3.93      3.90        3.85
                                    55            4.30          4.13          4.27      4.21        4.13
                                    60            4.78          4.50          4.70      4.60        4.45
                                    65            5.42          4.98          5.27      5.07        4.79
                                    70            6.32          5.61          5.99      5.60        5.11
                                 75 & Over        7.59          6.43          6.86      6.11        5.33

                                 *Age on birthday preceding the due date of the first payment. Monthly payment rates for ages not shown will be furnished on request. Monthly payment rates for ages over 75 are the same as those for 75.

                                 OPTION 4. Fixed Amount Payment Option. Each
                                           monthly payment will be for an agreed
                                           fixed amount not to be changed at any
                                           time after the

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

                                           initial amount is chosen. The amount
                                           of each payment may not be less than
                                           $10 for each $1,000 applied. Interest
                                           will be credited each month on the
                                           unpaid balance and added to it. This
                                           interest will be at a rate determined
                                           by Us, but not less than the
                                           equivalent of 3% per year. If
                                           interest is greater than 3%, the
                                           period for which payments are made
                                           increases. Payments continue until
                                           the amount We hold runs out. The last
                                           payment will be for the balance only.

                                 OPTION 5. Joint Lifetime Payment Option. Equal
                                           monthly payments are based on the
                                           lives of two named persons. While
                                           both are living, one payment will be
                                           made each month. When one dies, the
                                           same payment will continue for the
                                           lifetime of the other.

                                           The Option 5 Table shows the minimum
                                           monthly payment for each $1,000
                                           applied. The actual payments will be
                                           based on the monthly payment rates We
                                           are using when the first payment is
                                           due. They will not be less than shown
                                           in the Table.

                                                   OPTION 5 TABLE

                                         Minimum Monthly Payment Rates for each
                                                   $1,000 Applied

                                                                         MALE PAYEE AGE*
                                                 ---------------------------------------------------------------
                                     FEMALE
                                   PAYEE AGE*       50         55         60         65         70         75
                                 --------------  --------   --------   --------   --------   --------   --------
                                       50          3.53       3.61       3.68       3.73       3.76       3.79
                                       55          3.65       3.77       3.88       3.97       4.04       4.08
                                       60          3.76       3.94        4.1       4.25       4.36       4.45
                                       65          3.86       4.08       4.32       4.55       4.74        4.9
                                       70          3.93       4.21       4.51       4.84       5.16       5.43

                                   75 & Over       3.98       4.3        4.68       5.11       5.57       6.02

                                                                        UNISEX PAYEE AGE*
                                                 ---------------------------------------------------------------
                                     UNISEX
                                   PAYEE AGE*       50         55         60         65         70         75
                                 --------------  --------   --------   --------   --------   --------   --------
                                       50          3.53       3.63       3.72       3.79       3.85       3.89
                                       55          3.63       3.78       3.92       4.03       4.12       4.19
                                       60          3.72       3.92       4.11       4.29       4.44       4.56
                                       65          3.79       4.03       4.29       4.55       4.80       5.00
                                       70          3.85       4.12       4.44       4.80       5.16       5.50
                                   75 & Over       3.89       4.19       4.56       5.00       5.50       6.02

                                *Age on birthday preceding the due date of the first payment. Monthly payment rates for ages not shown will be furnished on request. Monthly payment rates for ages over 75 are the same as those for 75.

                                Options for any amount payable to an
                                association, corporation, partnership or fiduciary are available with Our consent. However, a corporation or partnership may apply any amount payable to it under Option 3 or 5 if the option payments are based on the life of the Insured, the Insured's spouse, any child of the Insured, or any other person agreed to by Us.

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

                                If provided in the payment option election, the following rights will be available:

                                1) Under Options 1 and 4, all or part of the unpaid balance may be withdrawn or applied under any other option.

                                2) Under Option 2, the commuted value of all future payments may be withdrawn or applied under any other option.

                                When computing the payments under Option 2, We include interest from the effective date of the option to the date of each payment. If future payments are withdrawn or paid early, We must deduct the amount of interest included for the period after withdrawal or early payment. The commuted value of future payments is the sum of those payments, less the interest from the date of withdrawal or early payment to the date of each future payment. The interest rate originally used in computing the option payments will be the rate used to determine the commuted value.

                                If the Cash Surrender Value is applied under any option, We may delay payment of any withdrawal for up to six months.

                                                   SECTION VIII
                                                   SPENDTHRIFT

                                To the extent permitted by law, no payment of principal or interest to anyone entitled to proceeds under this policy shall be subject in any way to the debts, policies, or engagements or to any judicial process to levy upon or attach the proceeds for payment. No option payment and no amount held under an option can be commuted, anticipated, encumbered, alienated, or assigned in advance of its payment date unless the Owner's written consent is given before the Insured dies. This consent must be received and acknowledged by Our Variable Product Service Center.

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

FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

Death benefit is payable on the death of the Insured.
Flexible premiums are payable as provided by policy provisions until the death of the Insured or Age 100, if earlier.
Policy is non-participating.
THE AMOUNT OF THE DEATH BENEFIT OR THE DURATION OF THE DEATH BENEFIT MAY VARY UNDER THE CONDITIONS DESCRIBED IN THE DEATH BENEFIT PROVISIONS.
THE ACCUMULATED VALUE IN THE VARIABLE ACCOUNT IS BASED ON THE INVESTMENT EXPERIENCE OF THAT ACCOUNT AND MAY INCREASE OR DECREASE DAILY. IT IS NOT GUARANTEED AS TO DOLLAR AMOUNT.
THE VARIABLE FEATURES OF THIS POLICY ARE DESCRIBED IN SECTIONS IV AND V.